EXHIBIT 99.1

May 10, 2006

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:  Longview, Washington

Contact:     R. H. Wollenberg
        President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS FIRST QUARTER FINANCIAL RESULTS

LONGVIEW, Wash., May 10, 2006 - Longview Fibre Company (NYSE:LFB) today announced financial results for its first quarter ended March 31, 2006.
Consolidated sales for the first quarter of 2006 were $220.1 million, a decline of 4.6 percent compared with sales of $230.8 million for the same period last year. The company reported a first quarter net loss of $11.0 million, or $(0.22) per share. First quarter 2006 results included non-recurring advisory fees and costs related to the company’s conversion to a real estate investment trust (REIT) totaling $7.1 million after tax, or $0.14 per share. The company also wrote off in the first quarter of 2006 debt and equity issuance costs totaling $1.7 million after tax, or $0.03 per share. In the first quarter of 2005, the company reported net income of $6.4 million, or $0.12 per share.
Cash provided by operations totaled $24.0 million in the first quarter of 2006, compared with $28.6 million in the comparable period of 2005. During the quarter the company declared a quarterly dividend of $0.25 per share which was paid on April 4.
Richard H. Wollenberg, President, Chief Executive Officer and Chairman of the Board, said, “The management team is actively executing on the improved operating plan we announced last month and fully expects that our results for the second quarter of 2006 will reflect the significant progress we are making against this plan.  Specifically, we expect our future results to benefit from the accelerated timber harvest that we have already begun to implement, as well as the execution of other major components of the operating plan and completion of the REIT conversion and related refinancing.”
Mr. Wollenberg continued, “In the first quarter, we generated solid cash flow despite unfavorable weather conditions that hampered our timber harvest, and funded our first increased quarterly dividend. Over the remainder of 2006, we expect strong seasonal demand in each of our three operating segments and favorable pricing momentum in our manufacturing segments.”
“The Board and management are committed to the principle of enhancing shareholder value," Mr. Wollenberg said. "The improved operating efficiencies and over $200 million reduction in borrowed debt we achieved over the last four years illustrate our commitment and ability to execute. We intend to complete by the end of the third quarter the remaining steps for our REIT conversion, including obtaining an additional term loan facility under our senior secured credit agreement; repurchasing our outstanding senior subordinated notes; and distribution of our pre-REIT earnings and profits through a special taxable distribution to shareholders of approximately $385 million, including up to approximately $77 million in cash."
Mr. Wollenberg concluded, "We are confident that our improved operating plan, in combination with our REIT conversion, will further accelerate our ability to deliver additional value to our shareholders. In conjunction with the implementation of our plan, we increased our annual dividend rate by 20% to $1.20 per share (on a pre-special-distribution basis), emphasizing our confidence in the benefits of our plan and the REIT conversion.”

Timber Segment
First quarter 2006 timber segment sales totaled $41.9 million, a 22.0 percent decrease compared with sales of $53.7 million in the first quarter of 2005. Logging operations at the company’s nine tree farms in Washington and Oregon were hampered by unusually wet weather conditions throughout the Pacific Northwest. As a result, sales of 55.9 million board feet in the first quarter were not proportionate to the company’s original planned full year sales of 250-260 million board feet. Timber segment operating profit totaled $17.6 million, including $1.4 million in allocated non-recurring advisory fees and REIT conversion expenses, compared with operating profit of $26.2 million in the same period last year.

Paper and Paperboard
The company’s paper and paperboard segment recorded first quarter sales of $66.6 million, a 4.3 percent decline compared with sales of $69.6 million in the first quarter of 2005. The segment incurred $3.5 million in allocated non-recurring advisory fees and REIT conversion expenses, contributing to an operating loss of $9.4 million in the first quarter of 2006 compared with an operating loss of $2.3 million in the first quarter of 2005. Volume declines from lower export sales were partially offset by increases in average prices. Compared with last year’s first quarter, costs of energy and labor per ton of production increased 17.6 percent and 11.6 percent, respectively, primarily due to the effects of higher fuel prices and increased wages and benefits. Fiber costs increased 9.5 percent as wet weather hampered logging operations throughout the region, creating supply shortages at the sawmills from which the company purchases the majority of its fiber.

Converted Products
The company’s converted products segment reported first quarter 2006 sales of $111.6 million, up 3.8 percent compared with sales of $107.5 million in last year’s first quarter, reflecting increased volume and higher average prices. The segment incurred $6.2 million in allocated non-recurring advisory fees and REIT conversion expenses which, together with increased costs of paperboard, and higher labor and administrative costs, contributed to an operating loss of $14.7 million compared with an operating loss of $4.9 million in last year’s comparable period.

Selling, Administrative & General
First quarter 2006 selling, administrative and general expenses totaled $25.3 million compared with $22.1 million in last year’s comparable period. This 14.5 percent increase primarily reflects higher consulting costs associated with Sarbanes Oxley, legal and audit fees, costs associated with the company’s enterprise resource planning system implementation and higher salary, wages and benefits.

Advisory Fees, REIT Related Costs and Other Expenses
During the first quarter, the company recognized a total of $11.1 million on a pre-tax basis in non-recurring advisory fees and REIT conversion costs, which were allocated to the company’s three operating segments. In addition, the company wrote off $2.7 million on a pre-tax basis of debt and equity issuance costs, included in “other expense”, related to common stock and debt securities that the company had previously expected to issue in early 2006. Instead of that issuance of common stock and debt securities, the company is pursuing and has obtained commitments for bank financing.

Interest Expense
Interest expense for the first quarter of 2006 totaled $8.6 million compared to $9.2 million in the first quarter of 2005. The decrease reflected lower outstanding debt balances and lower interest rates on the new 5-year, $400 million senior secured credit facility put in place in December 2005, which the company used to refinance its higher interest senior notes and the balance of its previous credit facility.

Provision (Benefit) for Taxes
The company recorded a benefit for income taxes of $6.3 million in the first quarter of 2006, representing an effective tax rate of approximately 36 percent, compared to a tax provision of $3.7 million in last year’s comparable period.
For federal tax purposes, the company’s election to qualify as a REIT will be effective January 1, 2006. As a REIT, the company is generally not subject to corporate income taxes on income and gains from investments in real estate, including proceeds from the sale of standing timber, to the extent that it distributes such income and gains to its shareholders. The company expects to distribute to shareholders all of its 2006 income and gains from investments in real estate. Longview TRS will continue to be subject to corporate-level income tax on its earnings.
For financial reporting purposes, the company’s deferred tax liabilities and deferred tax assets related to its REIT qualifying activities will be eliminated after the company makes its pre-REIT earnings and profits (E&P) purge as part of a special distribution to shareholders. This one-time reduction of net deferred tax liabilities incurred prior to January 1, 2006 will reduce tax expense by approximately $8.1 million in the period during which the special distribution occurs.
If the company had reported as a REIT for the three months ended March 31, 2006, the benefit for taxes on income would have been approximately $16.6 million, a positive difference of $10.3 million from that reported in the Consolidated Statement of Operations. The $10.3 million difference is comprised of the $8.1 million of net deferred tax liabilities as of December 31, 2005, a $2.1 million benefit on REIT income for the three months ended March 31, 2006 that would not have been taxed, and other net differences.

Capital Expenditures and Debt
Capital expenditures totaled $6.5 million during the first quarter of 2006 compared with $12.3 million in last year’s first quarter. The company expects capital expenditures for 2006 to total approximately $40 million to $50 million including timber purchases. Borrowed debt of $429.0 million at March 31, 2006 was virtually unchanged from December 31, 2005. The company ended the first quarter with a cash balance of $14.3 million an increase of $12.7 million from December 31, 2005.

Increased Dividend
On April 4, 2006, the company paid a cash dividend of $0.25 per share. This represented the first quarterly dividend to be paid under the company's REIT dividend policy. On April 17, in connection with the company’s announcement of an improved operating plan designed to enhance and accelerate the delivery of shareholder value, the company announced an initial 20 percent increase in the annual cash dividend rate to $1.20 per share (excluding the effect of shares to be issued in the special distribution).

2006 Outlook
In addition to the tax and interest benefits anticipated from the REIT conversion, the company’s improved operating plan is expected to generate a substantial increase in cash flow in 2006 and beyond by accelerating the company’s timber harvest rate, remaining consistent with Sustainable Forestry Initiative (SFI) practices; implementing a program to monetize the company’s higher and better use (HBU) lands; and restructuring the company’s manufacturing operations, including exploring the potential divestiture of the company’s sawmill and select converting plants.

Consolidated Cash Provided By Operations
The company expects 2006 consolidated cash provided by operations to be $130 million to $145 million, excluding the impact of $25 million to $30 million of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses. 2006 consolidated cash provided by operations including the effect of those items is expected to be $100 million to $120 million.

Timber Segment
The company has begun to implement an accelerated harvest schedule, consistent with Sustainable Forestry Initiative (SFI) practices, as a primary component of its improved operating plan. As a result, the company now expects to achieve log sales of 280 to 295 million board feet in calendar 2006 compared to its original sales target of 250 to 260 million board feet. Strong housing market demand and increased demand from new Pacific Northwest sawmills is expected to result in stable or increasing log prices throughout the remainder of the year. The company has also increased its efforts to monetize its higher-and-better-use (HBU) lands and expects to generate $4 to $5 million in incremental cash flow from sales of such acreage during the balance of 2006. Currently, eight HBU parcels with a combined appraised value in excess of two million dollars are actively for sale. Partially offsetting these favorable developments, the company believes higher fuel prices will continue to negatively impact logging costs.

Paper & Paperboard
The company expects a strong U.S. economy to drive demand and provide a favorable pricing environment for its linerboard and kraft paper. Price increases on domestic linerboard of $40 per ton in January 2006 and $50 per ton in April have been implemented. The January increase will be reflected in all months of the second quarter and both increases are expected to benefit segment results throughout the second half of the year. The company expects capacity utilization rates at its Longview mill to average in excess of 90 percent during the remainder of the year based on anticipated continuation of strong demand and the rationalized industry-wide supply environment. The company expects utilization rates, together with effective use of alternative fiber and energy sources and operating efficiencies, to reduce costs below those in the first quarter.

Converted Products
The company expects favorable agricultural conditions in the Pacific Northwest and the generally strong U.S. economy to generate increased demand for its converted products over the remainder of 2006. The segment’s 2006 financial results are expected to benefit from continued operating improvements, price increases the company implemented in March and additional price increases it plans to implement in June following the linerboard price increases mentioned above. The company’s improved operating plan includes exploration of the potential divestiture of up to eight of its central and eastern region converting plants, proceeds from which would primarily be used to pay down debt. However, because of the unpredictability of the timing of such potential divestitures, no provision is assumed in the company’s outlook at this time.

REIT Conversion
The company currently expects to complete the last major step of the REIT conversion process by September 30, 2006 with the payment of a special taxable distribution to shareholders totaling approximately $385 million, of which up to $77 million, representing approximately $1.50 per share, is expected to be distributed in cash, with the remainder to be distributed in shares of the company’s common stock.
The company recently secured commitments for $300 million in term loan financing from Bank of America, N.A. and Goldman Sachs Credit Partners L.P. which it intends to use to repay the $215 million outstanding principal balance of its high-interest senior subordinated notes and related fees and expenses, and to fund the payment of the cash portion of the special distribution to shareholders.

Investor Conference Call
The company will host a conference call Wednesday, May 10, 2006 at 5:00 p.m. EDT, available to interested parties by dialing 800-884-5695 from the U.S. and Canada, or 617-786-2960 from international locations, passcode 47600756. A telephone replay of the call will be available through midnight May 17 by dialing 888-286-8010 from the U.S. and Canada, or 617-801-6888 from international locations, passcode 44431181. This call is being webcast by CCBN and can be accessed at Longview Fibre's Web site at www.longviewfibre.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the company’s Web site, at www.longviewfibre.com.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 15 converting plants in 12 states; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “believe,” “propose” or other similar words or expressions. The forward-looking statements in this press release include statements concerning the company’s future quarterly dividends, the 2006 outlook for the company’s timber, paper and paperboard and converted products segments, the impact of the implementation of our operating plan on future performance, utilization rates, the expected level of capital expenditures and cash provided by operations for 2006 and the expected timing of, and distributions related to, our REIT conversion. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events or circumstances could differ materially from those anticipated by the company or reflected in the forward-looking statements due to a variety of factors, including, but not limited to: the company’s ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the company’s dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the company sells products; the company’s ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; risks and costs associated with the restructuring of the company’s manufacturing operations, including the potential divestiture of its sawmill and select converting plants; the company’s ability to realize anticipated benefits from the sale of higher and better use lands; the company’s having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the company’s working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for its products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the company’s ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the company’s ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the company’s ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the company’s ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the company’s financial condition and results of operations and its competitive position; developments in the world, national, or regional economy or involving the company’s customers or competitors affecting supply of or demand for its products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations effecting the company’s timber operations; adverse weather conditions; availability of excess cash to pay dividends and existence of contractual limitations on the company’s ability to pay dividends; the need to obtain board approval of dividends and other distributions to the company’s shareholders, which approval could be granted or withheld based on, among other things, the company’s results of operations, cash flow and prospects at the time; unforeseen maintenance on capital assets; unforeseen developments in the company’s business; any additional material weaknesses in the company’s internal control over financial reporting that may arise or be identified; the company’s ability to remediate material weaknesses in its internal control over financial reporting; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the company’s REIT election; the company’s actual pre-REIT earnings and profits could vary from estimates, resulting in a lower or higher shareholder distribution; the company’s ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; and the sensitivity of the company’s stock price to the level of dividends on its common stock.

Readers are cautioned not to place undue reliance on any of the forward-looking statements in this press release, which reflect the views of company management as of the date hereof. The company cannot guarantee future results, levels of activity, performance or achievements. The company does not undertake any obligation to update any of the forward-looking statements contained in this press release. For additional information about factors that could impact future results, see the risk factors in the company’s most recent annual report on Form 10-K on file with the SEC.

* * * * * * * * * *

This press release includes the company’s expectation as to the range of its consolidated cash provided by operations for 2006, excluding the impact of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses. Management believes this non-GAAP financial measure is useful to investors because, by excluding specified non-recurring, transaction-related costs that may not be indicative of the company’s ongoing operating performance, it facilitates a better period-to-period comparison of the company’s projected operating performance for 2006 than would a projection of cash provided by operations determined in accordance with GAAP. Consolidated cash provided by operations, excluding the impact of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses, should be considered together with, and is not intended as a substitute for, cash provided by operations or any other performance measures calculated and presented in accordance with GAAP.

(Financial Tables Follow)

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31
(thousands except per share)	2006	2005
Net sales	$220,057	$230,766
Cost of products sold, including outward freight	190,193	189,658
Gross profit	29,864	41,108
Selling, administrative and general expenses	25,263	22,098
Advisory fees and REIT-related expenses	11,108	-
Operating profit (loss)	(6,507)	19,010
Interest income	119	53
Interest expense	(8,567)	(9,236)
Other income (expense)	(2,371)	301
Income (loss) before taxes	(17,326)	10,128
Provision (benefit) for taxes	(6,307)	3,747

Net income (loss)	$(11,019)	$6,381
Per share	$(0.22)	$0.12

Average shares outstanding	51,077	51,077

SEGMENT AND OTHER INFORMATION (Unaudited)

	Three Months Ended
	March 31
(thousands)	2006	2005	% Change
Net sales:
Timber	$41,849	$53,701	(22.0)
Paper and paperboard	66,627	69,549	(4.3
Converted products	111,581	107,516	3.8
	$220,057	$230,766	(4.6)
Operating profit (loss):
Timber	$17,569	$26,239	(32.8)
Paper and paperboard	(9,411)	(2,280)	-
Converted products	(14,665)	(4,949)	-
	$(6,507)	$19,010	-
Sales:
Logs, thousands of board feet	55,883	78,194	(28.5)
Lumber, thousands of board feet	15,730	18,437	(14.7)
Paper, tons	82,937	83,078	(0.2)
Paperboard, tons	36,242	53,814	(32.7)
Converted products, tons	132,940	129,973	2.3
Logs, $/thousand board feet	$638	$596	7.0
Lumber, $/thousand board feet	393	383	2.6
Paper, $/ton FOB mill equivalent	592	566	4.6
Paperboard, $/ton FOB mill equivalent	354	342	3.5
Converted products, $/ton	839	827	1.5

CONSOLIDATED BALANCE SHEET (Unaudited)

	March 31	December 31
(dollars in thousands except per share)	2006	2005
ASSETS
Current assets:
Cash	$14,289	$1,608
Accounts and notes receivable	112,718	111,514
Allowance for doubtful accounts	1,000	1,000
Refundable income taxes	1,224	3,898
Inventories, at lower of cost or market; costs are based on last-in, first-out method except for supplies at current averages
Finished goods	11,655	11,757
Goods in process	10,179	11,017
Raw materials and supplies	42,498	42,953
Other	8,824	9,295
Total current assets	200,387	191,042
Capital assets:
Buildings, machinery and equipment at cost	1,818,823	1,815,044
Accumulated depreciation	1,202,496	1,186,618
Costs to be depreciated in future years	616,327	628,426
Plant sites at cost	3,549	3,549
	619,876	631,975
Timber at cost less depletion	198,486	198,462
Roads at cost less amortization	8,728	8,967
Timberlands at cost	24,807	24,807
	232,021	232,236
Total capital assets	851,897	864,211
Pension and other assets	152,867	155,010
Total assets	$1,205,151	$1,210,263

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$-	$5,115
Trade accounts payable	55,424	48,415
Dividends payable	12,769	-
Advisory fees and REIT-related expenses payable	11,587	1,063
Accrued payroll liabilities	17,992	15,940
Other taxes payable	8,747	6,782
Other accrued liabilities	13,266	17,586
Total current liabilities	119,785	94,901
Long-term debt	428,966	428,918
Deferred tax liabilities - net	199,376	205,698
Other liabilities	36,743	36,677
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares	-	-
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares	76,615	76,615
Additional paid-in capital	3,306	3,306
Retained earnings	340,360	364,148
Total shareholders' equity	420,281	444,069
Total liabilities and shareholder’s equity	$1,205,151	$1,210,263

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31
(thousands)	2006	2005
Cash provided by operations:

Net income (loss)	$(11,019)	$6,381
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	18,095	17,623
Depletion and amortization	1,845	2,566
Deferred taxes - net	(6,322)	3,475
(Gain) loss on disposition of capital assets	(84)	626
Change in:
Accounts and notes receivable	(1,204)	(6,206)
Refundable income taxes	2,674	-
Inventories	1,395	3,640
Other	471	7
Pension and other noncurrent assets	2,143	(374)
Trade accounts payable and accrued liabilities	5,402	1,712
Advisory fees and REIT-related expenses payable	10,524	-
Other liabilities	66	(861)
Cash provided by operations	23,986	28,589

Cash used for investing:
Additions to: Plant and equipment	(4,862)	(10,017)
Timber and timberlands	(1,666)	(2,268)
Proceeds from sale of capital assets	290	443
Cash used for investing	(6,238)	(11,842)

Cash used for financing:
Additions to long-term debt	48	48
Short-term borrowings, net	-	(18,000)
Payable to bank resulting from checks in transit	(5,115)	1,359
Cash dividends paid	-	(1,021)
Cash used for financing	(5,067)	(17,614)

Change in cash position	12,681	(867)
Cash position, beginning of period	1,608	2,265
Cash position, end of period	$14,289	$1,398